                                                                      Exhibit 12

                       RATIO OF EARNINGS TO FIXED CHARGES


(thousands)



                                                                                                      PRO FORMA
                                   1992         1993         1994            1995          1996         1996
                                     $            $            $               $             $            $
--------------------------------------------------------------------------------------------------------------------
Net (loss) income before
  extraordinary items               (12)         (95)        (104)             687            572       (5,301)

Add interest expense                227          227          625            1,294          2,481       11,850

Interest on operating leases         41           43          186              232            299          499
-------------------------------------------------------------------------------------------------------------------
                                    256          175          707            2,213          3,352        7,048
Interest expense plus interest
  on operating leases               268          270          811            1,526          2,780       12,349
--------------------------------------------------------------------------------------------------------------------
Ratio                                 -            -            -            1.450          1.206            -
--------------------------------------------------------------------------------------------------------------------
Deficiency                          (12)         (95)        (104)             n/a            n/a       (5,301)
--------------------------------------------------------------------------------------------------------------------





                                                                            NINE MONTHS      NINE MONTHS
                                      NINE MONTHS     NINE MONTHS              ENDED            ENDED
                                         ENDED           ENDED               SEPTEMBER        SEPTEMBER
                                       SEPTEMBER       SEPTEMBER              30, 1996         30, 1997
                                        30, 1996        30, 1997              PRO FORMA        PRO FORMA
                                            $              $                     $                $
--------------------------------------------------------------------------------------------------------
Net (loss) income before
  extraordinary items                        570         2,297                 (3,735)         (2,223)

Add interest expense                       1,702         2,901                  8,888           8,888

Interest on operating leases                 209           326                    372             379
--------------------------------------------------------------------------------------------------------
                                           2,481         5,524                  5,525           7,044
Interest expense plus interest
  on operating leases                      1,911         3,227                  9,260           9,267
--------------------------------------------------------------------------------------------------------
Ratio                                      1.298         1.712                      -               -
--------------------------------------------------------------------------------------------------------
Deficiency                                   n/a           n/a                 (3,735)         (2,223)
---------------------------------------------------------------------------------------------------------

